22 -  Subsidiary of the Company



                                   EXHIBIT 22

SUBSIDIARY OF THE COMPANY

     The following table sets forth certain information as of December 31, 1992 concerning the subsidiaries of the Company.

                                                                PERCENTAGE
                                       PLACE OF                  OWNED BY
                                     INCORPORATION              THE COMPANY
                                     -------------              -----------
Pouch Laboratories, Inc.              New Jersey                   100%

     During August, 1993 a resolution was passed by the Company's Board Of Directors to dissolve Pouch Laboratories, Inc. having no reason to maintain the existence of this subsidiary. (See note 4, "Discontinued Operations" - 1993 10-K SB)

25 - Power of Attorney (see "Power of Attorney" in the Annual Report on Form 10-K SB)



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